Exhibit 10.24









                                    AGREEMENT



                                     BETWEEN



                              MORGAN PRODUCTS, LTD.


                         MORGAN DISTRIBUTION - DIVISION


                           DECATUR DISTRIBUTION CENTER


                                DECATUR, ILLINOIS



                                       AND



                  TEAMSTERS LOCAL NO. 279 OF DECATUR, ILLINOIS


                AFFILIATED WITH THE INTERNATIONAL BROTHERHOOD OF


                               TEAMSTERS, AFL-CIO









                                  JULY 15, 1995

                                    AGREEMENT




This Agreement, dated July 15, 1995, is between Morgan Distribution, a division of Morgan Products Ltd. - Decatur Distribution Center, Decatur, Illinois, or its successors (hereinafter referred to as the "Company"), and the Teamsters Union Local 279 of Decatur, Illinois, affiliated with the International Brotherhood of Teamsters, AFL-CIO, or its successors (hereinafter referred to as the "Union").

ARTICLE I - RECOGNITION

SECTION 1
The Company agrees to recognize, and does hereby recognize the Union, its agents, representatives, or successors, as the exclusive bargaining agency for all of the employees of the Company as herein defined.

SECTION 2
The term "employee" as used in this Agreement shall include all truck drivers.

SECTION 3
The Company will neither negotiate nor make collective bargaining agreements for any of its employees in the bargaining unit covered hereby unless it be through duly authorized representatives of the Union.

SECTION 4
The Company agrees that it will not sponsor or promote, financially or otherwise, any group or labor organization for the purpose of undermining the Union; nor will it interfere with, restrain, coerce or discriminate against any of its employees in connection with their membership in the Union.

SECTION 5 - NON-DISCRIMINATIONS
The provisions of this agreement shall be applied by the Company and the Union without discrimination with regard to age, race, color, creed, sex, handicap, national origin, or religion, with respect to selection, placement, Union membership, training, promotion, wage rates, and other conditions of employment. Wherein the test of this agreement, words of masculine gender are used, they shall be interpreted to denote neither masculine nor female gender.




ARTICLE II - UNION SHOP

SECTION 1
The Union shall be the sole collective bargaining agent for all truck drivers employed by Morgan Distribution-Decatur, Illinois. The Company agrees that all such employees shall become and remain members of the Union at the end of a forty-five (45) worked days probationary period, which is subject to extension upon request by the Company and Union concurrence as a condition of continued employment. During such probationary period the Company is free to discharge an employee with or without cause. At the end of such forty-five (45) worked days period, the employee shall be placed on the regular seniority list with the seniority starting from the first day of employment. If an employee, after the forty-five (45) worked days trial period and extension, is a non-member of the Union, he shall make application for membership within forty-eight (48) hours and have his dues and initiation fee paid within sixty (60) days after initial date of employment, and shall keep his dues paid up to date as a condition of employment.

SECTION 2
When the Company needs additional men it shall give the Local Union equal opportunity with all other sources to provide suitable applicants, but the Company shall not be required to hire those referred by the Local Union.

SECTION 3
Casual drivers who work forty-five (45) days within the twelve (12) month period will be required to become a member of the Union upon completion of the forty-fifth (45th) day of work.


ARTICLE III - CHECK OFF

SECTION 1
The Company agrees to deduct each month from the pay checks of all employees who are members of the Union, and who are covered by this Agreement, all dues and initiation fees owed to the Teamsters Local Union No. 279 or its successors; provided, however, that the employee shall have signed and submitted a notice authorizing such action.

All dues and initiation fees deducted by the Company shall be forwarded to the President of the Union.

SECTION 2
It is understood and agreed that any monies collected by the Company for the Union will be taken out of the first pay period of each month for the following month and remitted to the Union within five (5) days.

SECTION 3
The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company in reliance upon written assignments furnished to the Company by the Union or for the purpose of complying with any of the provisions of this Article.


ARTICLE IV - MAINTENANCE OF STANDARDS

The Company agrees that all conditions of employment relating to wages, hours of work, overtime differentials and general working conditions shall be maintained at not less than the highest minimum standards of the Company in effect at the time of the signing of this Agreement.

It is agreed that this written contract reflects the entire Agreement between the parties. Amendments or clarification of this Agreement mutually agreed upon shall be reduced to writing, attached to, and shall become part of this contract.


ARTICLE V - WAGES

Wages shall be paid according to "Appendix A" attached hereto and made a part of this Agreement.


ARTICLE VI - SENIORITY

SECTION 1
In case of the reduction of the force or promotions, the senior man shall have preference when the fitness, efficiency and ability of the men to perform the work available are equal.

In any layoff, management will advise the Shop Steward of the individuals to be affected as far in advance as possible.

In recalls, seniority and ability shall govern. Any employee that is laid off shall be notified to report for work by certified mail or telephone, followed by a certified letter. The employee so notified to report for work, and not reporting within seven (7) days, shall be considered as refusing to return to work and will be dropped from the recall list. It is the duty of each employee to keep the Plant Superintendent informed as to his correct mail address and telephone number.

SECTION 2
The list of employees rated according to seniority is attached hereto and made a part of this Agreement. The Company will provide a seniority list when any change occurs but not greater than once a month to the Union office and Shop Steward. The seniority list shall be posted on the bulletin board.

SECTION 3
Beginners shall obtain seniority after forty-five (45) worked days of employment, providing an extension has not been requested by the Company and received Union concurrence. In case of layoffs, the Company shall lay off such beginners before putting into effect the seniority policy, as stated above. Beginners, after having fulfilled forty-five (45) worked days of continuous service, shall date their seniority from the date they were last employed, providing an extension of the forty-five (45) worked days' continuous service has not been requested by the Company and received Union concurrence.

SECTION 4
Any employee desiring a leave of absence from his job shall secure written permission from both the Union and the Company. Failure to comply with this provision shall result in the complete loss of seniority rights of the employee involved. Inability to work because of proven sickness or injury shall not result in the loss of seniority rights. The Company agrees to grant the necessary time off, not to exceed thirty (30) days in any calendar year, without discrimination, and without pay, to any employee designated by the Union to attend a labor convention or serve in any capacity on other Union business.

SECTION 5
Any employee who is physically or mentally disabled and cannot perform their normal work due to non-occupational illness or accident supported by medical evidence shall be continued on the seniority list of the Company for a period of eighteen (18) months.

SECTION 6
The terms "continuous service" and "employed continuously" as used in this Article shall be so construed that absence from employment due to illness, accident, family deaths, or other similar occurrences, or layoffs by the Company due to slack work or for other causes, shall not cause a break in the meaning of the word "continuous" for the purpose of computing seniority, pay rates, vacation entitlement and other provisions of this Agreement.

SECTION 7
Regular employees who leave the service of the Company to enter that of the United States armed forces, or are drafted in the service of the U.S. Maritime Commissions, or who are drafted by the United States Government for civilian service, will upon their return, within ninety (90) days from release from such service, be granted all seniority rights as if continuously employed by the Company during such service, provided such is required by federal law.

Such persons will be rehired by the Company to take the place of other persons employed by the Company who have less seniority.

Under no circumstances will this clause be construed as to require the Company to increase the number of its employees beyond those actually needed.

SECTION 8
No employee may be transferred from another division of the Company not covered by this Agreement into a division covered by this Agreement without losing his seniority.

SECTION 9
An employee's seniority and his employment with the Company shall terminate upon the occurrence of any of the following:

     1. Voluntarily terminates employment

     2. Discharge for cause

     3. Absence exceeding the period for which a leave of absence has been granted or extended unless the employee's excuse is satisfactory to the Company

     4. Layoffs in excess of eighteen (18) months

     5. Absence for three (3) consecutive scheduled working days without prior notice to the Company

     6. Failure to notify the Company within three (3) working days of an intention to return to work (within seven (7) calendar days) following delivery of a certified mail letter or recall from layoff mailed to the employee's last known address

     7. Acceptance of other employment while on leave of absence unless agreed to in writing by the Company

     8. Retirement


ARTICLE VII - HOURS OF WORK

SECTION 1
The Company agrees that the standard hours of work shall be eight (8) hours per day or forty (40) hours per week, and that the workweek shall start on Monday and end on Friday. All work in excess of nine (9) hours per day or forty-five
(45) hours per week shall be paid at the rate of time and one-half the employee's straight time hourly wage rate.

SECTION 2
All work performed on Saturday shall be paid at time and one-half. All work performed on Sunday shall be paid at double time.

SECTION 3
If a driver reports for work and is sent home because no work is available, he shall be paid for the first four (4) hours of his scheduled work period at his regular straight-time hourly rate. This minimum four (4) hour guarantee will also apply if a driver reports and begins to work, but is sent home after working less than four (4) hours of his scheduled shift.

A driver who is called back to work will be paid not less than four (4) hours pay at his regular straight time hourly rate.

If a driver has commenced his daily trip and encounters an impassable road condition of his trip, he will be eligible for four (4) hours of reporting pay. The Company may utilize the employee at work other than driving trucks, if necessary.

SECTION 4
For purposes of computing overtime when a holiday(s) occur within a workweek, employees shall be credited for time worked.

SECTION 5
Overtime shall not be pyramided. All employees shall be paid weekly on Friday of the week following the close of the week in which work was performed.

SECTION 6
Casual drivers will only be used when an employee who is scheduled off is not available at the time the need arises or within a time frame required by the Company to manage an efficient operation.


ARTICLE VIII - HOLIDAYS

SECTION 1
All employees shall receive eight (8) hours of pay at their regular hourly rate for the following holidays, without working on such days:

     New Year's Day           Memorial Day
     Independence Day         Labor Day
     Thanksgiving Day         Day following Thanksgiving Day
     Day before Christmas     Christmas Day
     Good Friday              Employee's Birthday

SECTION 2

To be eligible for holiday pay, the employee must work the full scheduled workday before and after such holidays unless excused by the Company.

SECTION 3
Any work performed on these holidays shall be paid at double time in addition to holiday pay. Should any of the above holidays fall on Sunday, the day observed by decree or proclamation shall be considered the legal holiday.

SECTION 4
An employee has the following options relative to New Year's Eve, if this day is scheduled down by the Company:
     1. Unpaid.
     2. Substitute for Birthday holiday.
     3. Use a day of vacation.


ARTICLE IX - VACATIONS

SECTION 1
A vacation of one (1) week with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for one (1) year. A vacation of two (2) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of three
(3) years or more. A vacation of three (3) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of eight (8) years or more. A vacation of four (4) weeks with pay shall be granted to any employee covered by this Agreement who has been in the service of the Company for a period of eighteen (18) years or more. Each week's vacation pay shall consist of forty (40) hours at the employee's hourly base rate.

SECTION 2
To be eligible for vacation, the employee must have worked at least one hundred fifty (150) days within the calendar year prior to his vacation. Absence of an employee due to an "on-the-job" injury or illness provided the employee has at least one (1) year of seniority, will be credited as time worked for vacation eligibility.

SECTION 3
The vacation period shall be from January 1 through December 31. The choice of vacation period shall be determined by seniority. Employees entitled to three or more weeks vacation may take up to two (2) weeks vacation without restriction. The third and/or fourth weeks must be scheduled between January 1st and April 1st or November 1st and December 31st of a given calendar year. If entitled, an employee may schedule three (3) or four (4) consecutive weeks vacation between January 1st and April 1st or November 1st and December 31st of a given calendar year.

SECTION 4
It is agreed that whenever a holiday falls within an employee's vacation period, such employee shall be granted an additional day of vacation which may be taken at a later date which has mutually been agreed to by the Company and the employee.

SECTION 5
Any employee who leaves the service of the Company shall receive all vacation earned but not taken.

SECTION 6
The Company shall have the right to determine vacation leaves of absence so that such vacation leaves of absence shall not interfere with efficient operations of the Company.


ARTICLE X - GRIEVANCE PROCEDURESECTION 1
For the purpose of this Agreement, a grievance is defined as any dispute or disagreement between the employee or employees and the Company or the Union and the Company as to interpretation of this Agreement. A grievance to be timely must be presented within five (5) scheduled working days from the time the employee involved first knew, or could have known of the facts giving rise to the grievance.

     STEP 1: The aggrieved employee or employees shall record their grievance on a grievance blank and present the same to the Shop Steward. The Shop Steward will then attempt to settle the grievance with the foreman or immediate supervisor of the employee as soon as possible. The Shop Steward shall be advised by the employee's immediate supervisor within three (3) working day after submission of the written grievance as to the terms, if any, upon which the Company is willing to adjust the grievance.

     STEP 2: If no satisfactory adjustment is agreed upon, the matter shall be referred by the Shop Steward to the Plant Superintendent, or some other executive officer of the Company, with authority to act, who shall review the alleged grievance and offer a decision within five (5) working days after receipt of the grievance.

     STEP 3: If the grievance is not resolved in Step 2, the grievance shall be referred to Step 3 within five (5) working days of the Company's answer in Step 2. The General Manager and/or his designee will meet with the appropriate Local Union Representative to attempt to resolve the dispute. Such meeting will be held within fifteen (15) working days of the Company's answer in Step 2. The Company will provide a written response to the Union within five (5) scheduled working days of the meeting.

     STEP 4: If the grievance is not resolved in Step 3, the Federal Mediation and Conciliation Service may be requested to supply a panel of seven (7) arbitrators. The parties will thereafter meet or otherwise confer to select the arbitrator. The Union and the Company shall each have the right to strike three (3) names, and the last remaining named person shall be the arbitrator.

SECTION 2
Any grievance involving discharge must be presented within ten (10) calendar days from the date of discharge.

SECTION 3
The arbitrator shall have no authority to modify, amend revise, add to or subtract from any of the terms of this Agreement and shall be strictly limited to the interpretation or application of the express provisions of this Agreement.

The decision and award of the arbitrator shall be in writing and shall be final and binding upon the parties to the Agreement subject to any remedies at law.

The fees and expenses of the arbitrator shall be borne and divided equally between the Company and the Union. Any expenses connected with the calling of any witness shall be borne by the party calling such witness.


ARTICLE XI - DISCHARGE, SUSPENSION, UNIFORM RULES & REGULATIONS

SECTION 1
The Company shall not discharge any employee without just cause and shall give at least one (1) warning notice by registered mail of any complaint regarding quantity or quality of work to the employee in writing and a copy of same to the Union affected, except that no warning notice need be given to an employee before he is discharged if the cause of such discharge is dishonesty, drunkenness, or being under the influence of liquor or drugs, hauling or being in the possession of intoxicants or drugs during working hours, gross insubordination, hauling unauthorized passengers, or recklessness resulting in serious accident while on duty. A warning notice shall remain in effect for a period of six (6) months from the date of said warning notice. Discharge shall be by proper written notice both to the employee affected and the Union. Any employee may request an investigation as to his discharge. Should such investigation prove that an injustice has been done to an employee, he shall be reinstated and, if so agreed, compensated at his usual rate of pay while he has been out of work. Appeal from discharge must be taken within ten (10) calendar days by written notice and a decision reached within ten
(10) days from the date discharged.

SECTION 2
The Union will not tolerate the misuse or willful destruction of the Company's equipment by any of its members. A warning notice will be given, except in deliberate case of abuse.


ARTICLE XII - STRIKES AND LOCKOUTS

The Union agrees that during the term of this Agreement neither the Union nor its agents nor its members will authorize, instigate, aid, condone, or engage in any work stoppage or strike. The Company agrees that during the same period there shall be no lockouts.


ARTICLE XIII - UNAUTHORIZED ACTIVITY

It is understood and agreed that the Union shall have no financial liability for acts of its members or agents which are unauthorized and which the Union cannot control. It is agreed, however, that in the event of any such unauthorized action the Union shall, upon receiving notice thereof, urge its members to return to work if there should be a work stoppage and, just as soon as practical, address a letter to the Company notifying the Company that the action of the Union members or agents is unauthorized.

The Company shall be privileged to discipline employees responsible for such unauthorized activities without violation of the terms of this Agreement; subject, however, to the grievance and arbitration provisions of this Agreement.

In order that the Company may be apprised of the officer of the Union empowered to authorize strikes, work stoppages, or actions which will interfere with the activities required of employees under this Agreement, it is understood and agreed that only the President of the Union has the power or authority to authorize any such action or give the orders or directions necessary to carry out any such action.


ARTICLE XIV - PROTECTION OF RIGHTS

It shall not be a violation of this Agreement, and it shall not be cause for discharge, if any employee refuses to go through a picket line legally authorized by a striking Union. The Union agrees that in the event the Company becomes involved in a controversy with any other Union, the Union will do all in its power to effect a fair settlement.


ARTICLE XV - HEALTH AND WELFARE

The Company and the Union have agreed to a program of health and welfare benefits for employees in the bargaining unit represented by the Union and covered by this Agreement. Said program is set forth in the document "Morgan Products Ltd. - Decatur Teamsters." (See attached Exhibits B and C.) Said plan and all terms and conditions thereof shall be deemed to be a part of this Agreement as if solely set forth herein.

The Dental Assistance Plan (Exhibit B) and Comprehensive Medical Benefits (Exhibit C) shall be paid 85% Company and 15% Employee. The employee's contribution as a percentage of the plan costs shall be adjusted on the first of each calendar year.


ARTICLE XVI - SAFETY AND HEALTH


SECTION 1
The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of employment. Protective devices on equipment necessary to properly protect employees from injury shall be provided by the Company. All safety equipment required by the company, excluding safety shoes, will be supplied by the Company at no cost to the employee.

SECTION 2
If any employee feels the equipment assigned is unsafe or does not conform to all applicable federal and state safety laws, such complaint is applicable to the Grievance Procedure - Article X.

Section 3
It is hereby understood and agreed that drivers will be required to wear OSHA approved safety shoes during regular working hours. The company agrees to pay an annual safety shoe allowance of forty-five dollars ($45.00) for each full-time driver. The allowance is payable January of each year. Casual drivers will be required to wear safety shoes.


ARTICLE XVII - MANAGEMENT

The right to hire, maintain order and efficiency is the sole responsibility of the Management. The right to promote and the right to discipline and discharge for cause is likewise the sole responsibility of the Management; provided, however, such promotions, discipline or discharge shall not be contrary to the letter or spirit of this Agreement.

The Union recognizes other rights and responsibilities belonging solely to Management, common among which, but by no means wholly inclusive, are the rights to decide the products to be manufactured, the standard of quality of products and workmanship and schedules of production.

The Company construes and the Union recognizes the provisions of this Agreement as constituting limitations and being the only limitation upon Management's rights to manage its business.


ARTICLE XVIII - SEPARABILITY AND SAVINGS CLAUSE

If any Article or Section of the Agreement or if any riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of the Agreement and of any rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations, upon the request of the Union or Company, for the purpose of arriving at a mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint. If the parties do not agree on a mutually satisfactory replacement, either party shall be permitted to all legal or economic recourse in support of its demands notwithstanding any provision in this Agreement to the contrary.

ARTICLE XIX - EXAMINATIONS

Physical, mental or other examinations required by a government body or the Company shall be promptly complied with by all employees; provided, however, the Company shall pay for all such examinations. The Company shall not pay for any time spent in the case of applicants for jobs, but shall be responsible to other employees for all time spent at the place of examination or examinations. Examinations are to be taken at the employee's home terminal and are not to exceed one (1) in any one (1) year.

The Company reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done an employee, have said employee re-examined at the Union's expense.


ARTICLE XX - MISCELLANEOUS PROVISIONS

SECTION 1
The Company agrees to post within the business premises such proper notices of Union meetings, etc., as may be delivered to it by the Union.

SECTION 2
An authorized representative of the Union shall have access at all times during working hours to the Company's premises for the purpose of conferring with the officers of the Union, the Shop Steward and the Company's officials, providing the Union notifies the Branch Manager or a Management representative.

SECTION 3
Drivers shall not be allowed to haul any merchandise, tools, or equipment loose in the cab of the trucks.

SECTION 4
If any employee is required by the Company to attend school or safety meetings, he shall be paid for the time spent in such activity at the rate he would have been earning under this Agreement if he had been working. An employee who attends school voluntarily or under a voluntary plan set up by the Company shall not be paid for the time spent in said voluntary attendance. The pay provisions of the reporting pay and call in pay of this Agreement do not apply in the case of safety meetings as such.

SECTION 5
In case of authorized overnight trips, meals and pre-approved lodging shall be paid for by the Company. Meals shall be evening and breakfast. Reimbursable expenses incurred by drivers will be paid by the Company within twenty-four (24) hours after the driver submits his expense report with required expense receipts.

SECTION 6
No employee shall be held responsible for damage done to trucks operated by him or merchandise under his charge, except where such employee is clearly neglectful or at fault.

SECTION 7
The Company agrees to provide uniforms for employees. The Company agrees to purchase five (5) uniforms for each new driver after completion of their probationary period, and it will be the driver's responsibility to maintain and wash these uniforms. The Company also agrees to replace any worn out, or improperly fitting uniforms that are returned to the Company. (5 trousers, 5 long sleeved shirts, and 5 short sleeved shirts.) The Company may, at its discretion, replace or alter uniforms that become ill-fitted.

SECTION 8
The one-half (1/2) hour unpaid lunch period may be taken at the driver's discretion. However, if a driver works through his lunch period, he should note the periods as "worked" on his time card. If there is computer confirmation, the one-half hour will be paid.

SECTION 9
An employee suffering injury on the job shall not lose any pay due to same on day of injury, providing such injury requires confinement or loss of time. Such injury shall be reported and medical attention shall be sought if nature of injury and Company requires same.

SECTION 10
In case of any breakdowns out of town, the Company shall pay for the following expenses: hotel bills, meals, transportation and wages for all time spent with equipment, unless such breakdown is caused clearly by the fault or neglect of the employee. All breakdowns shall be reported promptly to the Company.

SECTION 11
The Company shall furnish Sickness and Accident insurance which shall pay to the employee, eighth (8th) day of sickness and from the first (1st) day of off-the-premises accident or hospitalization, the sum of one-hundred sixty-five dollars ($165.00) per week for a period of twenty-six (26) weeks. Effective July 17, 1997 the weekly payment will be increased to one-hundred seventy dollars ($170.00) per week for a period of twenty-six (26) weeks.

SECTION 12
The Company agrees to compensate the Union Steward for one-half the hours lost due to regular contract negotiations up to a maximum of four (4) hours in any one work day. Compensation will be made based on the steward's straight time hourly wage rate. The Union agrees to reimburse the steward up to four (4) hours in any one day spent in contractual negotiations.


ARTICLE XXI - PENSION

SECTION 1
The Company and the Union have agreed to a program of pension benefits for employees in the bargaining unit represented by the Union and covered by this Agreement. Said program is set forth in the document "Morgan Products Ltd. Hourly Employees' Pension Plan", a copy of which has been given to the Union. Said plan, and all terms and conditions thereof, shall be deemed to be a part of this Agreement as if solely set forth herein, except that it shall be amended as follows:

     1. Effective July 15, 1995, the monthly benefit level will be increased to $12.00 times years of benefit service.
     2. Effective July 15, 1996, the monthly benefit level will be increased to $12.50 times years of benefit service.
     3. Effective July 15, 1997, the monthly benefit level will be increased to $13.50 times years of benefit service.


ARTICLE XXII - FUNERAL LEAVE

In case of death of mother, mother-in-law, father, father-in-law, brother, sister, husband, wife or child, the Company will grant a leave of absence with pay from day of death until and including day of funeral, not to exceed three
(3) working days.


ARTICLE XXIII - MILITARY CLAUSE

Employees enlisting or entering the military or naval service of the United States, pursuant to the provisions of the Military Selective Service Act of 1967, as amended, shall be granted all rights and privileges provided by the Act.


ARTICLE XXIV - BREAKDOWNS OR IMPASSABLE HIGHWAYS

On breakdowns or impassable highways, drivers on all runs shall be paid the minimum hourly rate for all time spent on such delays, commencing with the first hour or fraction thereof, but not to exceed more than eight (8) hours out of each twenty-four (24) hour period, except that when an employee is required to remain with his equipment during such breakdown or impassable highway, he shall be paid for all such delay time at the rate specified in this Agreement. Time required to be spent with the equipment shall not be included within the first eight (8) hours out of each twenty-four (24) hour period for which a driver is compensated on breakdowns or impassable highways, but must be paid for in addition.

Where an employee is held longer than an eight (8) hour period, he shall, in addition, be furnished clean, comfortable, sanitary lodging, plus meals. The pay for delay time shall be in addition to monies earned for miles driven and/or work performed.




ARTICLE XXV - SAVINGS CLAUSE REGARDING WAGE FREEZE

If any proposal submitted by the Union, if granted, may not be put into effect because of applicable legislation, executive orders or regulations dealing with Wage and Price Stabilization, then such proposals or any part thereof, including any retroactive requirement thereof, shall become effective at such time, in such amounts, and for such periods, retroactively and prospectively, as will be permitted by law at any time during the life of this Agreement and any extension thereof.


ARTICLE XXVI - JURY DUTY

Employees actively employed who have one (1) year or more of seniority and who are required to serve on a jury panel shall (upon presentation to the Company of satisfactory evidence of their being required to serve, their time spent in jury service and the amount of compensation received) be paid the difference between their straight-time hourly rate of pay (based upon eight (8) hours per day) and the amount of compensation received for jury service for a maximum period of two
(2) weeks during any calendar year. Employees will report to work on the scheduled work day following release from jury service.


ARTICLE XXVII - TERMINATION OF AGREEMENT

This Agreement shall become effective as of the 15th day of July, 1995, and shall remain in full force and effect until the 15th day of July, 1998.

Notification may be given at least sixty (60) days prior to the expiration date by either of the parties hereto.


Should notice of termination or desired modification be given in the manner provided for above, the party desiring the same shall:

     1. Offer to meet and confer with the other party for the purpose of negotiating a new agreement or an agreement containing the proposed modifications.

     2. Notify the Federal Mediation and Conciliation Service within thirty
        (30) days after such notice of the existence of a dispute, and simultaneously, therewith, notify any state agency established to mediate disputes within the state, provided no agreement has been reached by that time.

     3. Continue in full force and effect, without resorting to strike or lockout, all the terms and conditions of this Agreement for a period of sixty (60) days after such notice is given or until the expiration date of this Agreement, whichever occurs later.

In the process of bargaining in good faith for a new Agreement or an Agreement containing the desired modifications, the parties recognize the fact that it may be necessary to continue their negotiations after the date upon which this Agreement legally terminates, and in order to provide for their duties and obligations for the period of time between the termination date of this Agreement and the date upon which they conclude a new
Agreement or one containing the desired modifications, it is understood and agreed as follows:

     1. The parties shall continue to bargain and negotiate in good faith in an effort to reach a complete agreement and understanding covering the terms and provisions of a new Agreement to take the place of this one or an Agreement containing the desired modifications, and such negotiations shall continue until either a complete agreement and understanding is reached, or until either or both parties conclude that it is not probable that further negotiations will result in an Agreement.

     2. All of the terms and provisions of this Agreement shall be continued in full force and effect and extended from the termination date hereof to such time as the parties either enter into a new Agreement or an Agreement containing the desired modifications, or terminate further negotiations in the manner above mentioned.


Post Office address of the Union:       2210 East Hickory Street
                                        Decatur, IL  62526

Post Office address of the Company:     3205 North 22nd Street
                                        Decatur, IL  62526

FOR THE COMPANY:              FOR THE UNION:
MORGAN PRODUCTS LTD.          TEAMSTERS UNION LOCAL NO. 279


_________________________     _____________________________
 C.J. Williams

                              _____________________________


                              _____________________________


                                  APPENDIX  "A"



It is agreed that Appendix "A" shall be attached to and become a part of the Agreement existing by and between Morgan Products Ltd. and Teamsters Union Local No. 279.


1.   Wage Rates:

     Effective July 15, 1995

        Driver's Rate         $11.61 per hour

     Effective July 15, 1996        Driver's Rate         $11.86 per hour

     Effective July 15, 1997

        Driver's Rate         $12.11 per hour


2.   Shift Differential

     Twenty Cents ($0.20) per hour shift differential for night shuttle driver.

3. New employees hired after July 15, 1995 will be compensated in accordance with the following schedule:

     (1)  0-6 months service       85% of base rate
     (2)  6-12 months service      90% of base rate
     (3)  12-18 months service     95% of base rate
     (4)  18+ months service       100% of base rate

                                    EXHIBIT B

                             DENTAL ASSISTANCE PLAN


HOW THE PLAN WORKS


The Dental Assistance Plan covers four types of dental care:

CLASS A -

Preventive and Diagnostic Services

     -routine cleaning
     -oral exams                        (Up to twice in a
     -topical application of fluoride   12-month period.)

The Plan is designed to encourage you and your family to see your dentist regularly for check-ups. Therefore, no deductible need be met for Preventive and Diagnostic Services. In addition, the amount of your reimbursement will be 100%.

CLASS B -

Basic Restorative Services

     -fillings                     -periodontic (gum) treatment
     -extractions                  -repair of crowns, bridges,
     -root canal therapy            and dentures
     -oral surgery                 -anesthesia

After you meet the deductible (described below), you will be reimbursed at the rate of 80% of reasonable and customary charges for Basic Restorative Services.

CLASS C -

Major Restorative Services

     -crowns
     -bridges
     -dentures

After you meet the deductible, you will be reimbursed at the rate of 50% of reasonable and customary charges for Major Restorative Services.

CLASS D -Orthodontic Services

     -treatment to straighten teeth


After you meet the deductible, you will be reimbursed at the rate of 50% of reasonable and customary charges for Orthodontic Services - up to a lifetime maximum of $500 for each covered person.


THE DEDUCTIBLE

Payments for all dental services except CLASS A - Preventive and Diagnostic Services will start after you meet the annual deductible.

     Annual Deductible

     $35.00 per person  ($70.00 family maximum)

MAXIMUM BENEFITS

The Plan will pay up to $1000 per year for each covered person for Class A, Class B, and Class C Services combined. For Class D Services, there is a lifetime maximum of $500 for each covered person.

                                   EXHIBIT "C"

                                 HEALTH BENEFITS
                           For You and Your Dependents

COMPREHENSIVE MEDICAL BENEFIT

Maximum Benefit per lifetime

     Effective 7/15/95   350,000
     Effective 7/15/96   400,000
     Effective 7/15/97   500,000

Individual Cash Deductible per Calendar Year - $200.00

Family Cash Deductible per Calendar Year - $400.00

Percentage of Covered Expenses Payable by the Plan

-   All expenses except Non-Confining Mental or Nervous Disorders
- 100% of the following Covered Expenses (The Cash Deductible does not apply to these expenses)
-   Hospice Services
-   Home Health Services
-   Birthing Center Services (as defined by the Plan)
-   Pre-admission Testing
-   Post-admission Testing
-   Generic prescription drugs
-   One routine Pap Test in a Calendar Year
-   Skilled Nursing facility care after hospital confinement
-   Ambulatory Surgical Center Services
-   Second Surgical Opinions
- Covered Expenses due to an accident which happens while covered. The expenses must be incurred within 90 days after and due to the accident.
    The Cash Deductible does not apply to these expenses. (up to $300 for each accident)
-   Out-Patient Surgery and related expenses
- Consultation with a specialist surgeon. This surgeon can not be the one originally scheduled to perform the surgery.
- X-rays, laboratory tests and other diagnostic procedures needed for the consultation.The specialist surgeon must be Board certified and has to give the Company's medical claim administrator a written report.

If the second surgical opinion does not confirm the need for surgery, payment will be made for another surgical opinion in the same manner as the second opinion.

    80% for all other Covered Expenses until the Out-of-Pocket Feature applies. (The Cash Deductible applies to these expenses).
    100% for all Covered Expenses when the Out-of-Pocket Feature applies.

- Expenses for Non-Confining Mental or Nervous Disorders with a $7,000 lifetime maximum.

    50% (The Out-of-Pocket Feature does not apply.)


OUT-OF-POCKET FEATURE

When benefits are paid by the Plan at 80% you have to pay the remaining 20% of Covered Expenses.

When this 20% plus the Cash Deductible that you pay reaches $1,000 for any person in a Calendar Year, benefits will be paid by the Plan at 100% for that person for the rest of that year.

If the 20% plus the Cash Deductible that you pay reaches $2,200 for all Covered Family Members in a Calendar Year, benefits will be paid by the Plan at 100% for your family for the rest of that year.

                                    EXHIBIT D

1.  Life Insurance and Accidental Death and Dismemberment:

    July 15, 1995   $12,000
    July 15, 1996   $13,000
    July 15, 1997   $14,000

2.  Supplemental Life Insurance:

    Employee can purchase an additional amount of insurance with additional AD&D equal to the amount in force at $0.27 per thousand per month.

                                      INDEX


ARTICLE NUMBER                                   PAGE NUMBER

    I          Recognition                             1

    II         Union Shop                              2

    III        Check off                               2

    IV         Maintenance of Standards                2

    V          Wages                                   3

    VI         Seniority                               3

    VII        Hours of Work                           5

    VIII       Holidays                                6

    IX         Vacations                               7

    X          Grievance Procedure                     8

    XI         Discharge, Suspension, Uniform
               Rules and Regulations                   9

    XII        Strikes and Lockouts                    10

    XIII       Unauthorized Activity                   10

    XIV        Protection of Rights                    11

    XV         Health and Welfare                      11

    XVI        Safety and Health                       11

    XVII       Management                              12

    XVIII      Separability and Savings Clause         12

    XIX        Examinations                            12

    XX         Miscellaneous Provisions                13

    XXI        Pension                                 14

    XXII       Funeral Leave                           15

    XXIII      Military Clause                         15

    XXIV       Breakdowns or Impassable Highways       15

    XXV        Savings Clause Regarding Wage Freeze    15

    XXVI       Jury Duty                               16

    XXVII      Termination of Agreement                16

               Appendix "A"                            19

               Exhibit "B"                             20

               Exhibit "C"                             22

               Exhibit "D"                             23